SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 2, 2006

KENNETH COLE PRODUCTIONS, INC.

 (Exact name of registrant as specified in its charter)

Commission File Number 1-13082

        New York    13-3131650

(State or other jurisdiction of

I.R.S. Employer

incorporation or organization)

Identification Number)

603 West 50th Street, New York, NY 10019

(Address of principal executive offices)

Registrant’s telephone number, including area code (212) 265-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Disclosure of Results of Operations and Financial Condition.

On November 2, 2006, Kenneth Cole Productions, Inc. (the “Company”) issued a press release announcing the Company’s results for the third quarter ended September 30, 2006.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits:

99.1 Press Release dated November 2, 2006

Limitation on Incorporation by Reference

In accordance with General Instructions B.2 on Form 8-K, the information in this report (including the exhibit) is furnished pursuant to Item 2.02 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities of that Section, unless we specifically incorporate it by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.  The filing of this Current Report on Form 8-K is not an admission as to the materiality of any information in this report that is required to be disclosed solely by Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, there unto duly authorized.

Kenneth Cole Productions, Inc.

Registrant

Dated: November 3, 2006

By:       /s/ DAVID P. EDELMAN

Name:  David P. Edelman

Title:    Chief Financial Officer

Exhibit Index

Description

Exhibit No.  99.1

Press Release dated November 2, 2006

Exhibit 99.1

Company Contact:	Investor Relations Contact:
David Edelman	James R. Palczynski
Chief Financial Officer	Principal
Kenneth Cole Productions, Inc.	Integrated Corporate Relations, Inc.
(212) 265-1500	(203) 682-8229

--Kenneth Cole Productions, Inc. Announces 3Q 2006 Results--

--Reports 3Q Earnings Per Share of $0.45, Exceeding Expectations--

--Company Reports 8% Increase in 3Q Operating Income--

--Company to Assume Control of Kenneth Cole New York Sportswear Businesses--

New York, New York, November 2, 2006 / PR Newswire – Kenneth Cole Productions, Inc. (NYSE: KCP) today reported financial results for the third quarter ended September 30, 2006.  Third quarter earnings per fully-diluted share were $0.45, versus the Company’s recent guidance of $0.41 to $0.44 and the year ago third quarter earnings of $0.53 per share.  The company’s third quarter revenues were $143.7 million, an increase of 5.8% from the year ago quarter, while operating income increased 8% to $13.6 million.

The third quarter of 2006 includes approximately $0.01 per share of options and restricted stock expense, while the year ago quarter included $0.09 per share for a tax benefit relating to the American Jobs Creation Act of 2004.  Excluding the tax benefit, the comparable EPS was $0.45 for the third quarter of 2006, versus $0.44 in the prior year period.

Third quarter wholesale revenues were $91.5 million, up 11.5% versus the prior year’s level of $82.0 million.  Consumer direct revenues for the third quarter decreased 3.2% to $41.4 million versus $42.7 million in the same quarter last year, with a comparable store sales decline of 10.3% versus the year-ago quarter.  Licensing revenue for the third quarter decreased by 1.9% to $10.8 million versus $11.1 million in the same quarter of the prior year.

Gross margin for the third quarter was 43.4%, versus the year-ago level of 44.6%, as increases in wholesale gross margin were more than offset by an increase in markdowns in the consumer direct segment.

SG&A expense for the third quarter improved to 33.9% of sales versus 35.3% in the year-ago quarter due to leverage on the sales increase.

The Company’s consolidated inventories decreased 3.5% to $54.2 million on September 30, 2006 versus the year-ago level of $56.1 million, led by a decline in consumer direct inventories of 9.6%.  Wholesale inventories were up 2.8%, below the increase in the wholesale backlog.

Chairman and Chief Executive Officer Kenneth Cole said, “We are encouraged by the strong results reported this quarter, which are indicative of the health of our brands and the strategic direction of our company.  We believe our wholesale business is healthy, and we are encouraged by the progress of our consumer direct business, recognizing we have a way to go.”

“Our license for Kenneth Cole New York Men’s and Women’s sportswear and Men’s Reaction sportswear was due to expire at the end of 2007.  While we are pleased with the success of the elevation of our brands at wholesale and the growth we’ve seen in Reaction men’s sportswear specifically, we believe the potential size of the Reaction men’s sportswear business as well as the Kenneth Cole New York men’s and women’s sportswear businesses are significantly higher than present levels.”

“We have reached an agreement with our licensee to take control of Kenneth Cole New York men’s and women’s sportswear in an orderly manner in 2007, while extending our license on KC Reaction men’s sportswear.  By doing this, we believe we will enhance the growth potential for each sportswear line.”

“As has become the trend in our industry, we view the opportunity to regain control of our flagship sportswear label as a long term positive for our company, although not without short-term challenges.  With respect to Men’s Reaction sportswear, which license now expires at the end of 2008, we will consider a number of strategic alternatives that are in the best interest for the long-term benefit of our shareholders.”

While not yet issuing guidance for fiscal 2007, the Company believes it is prudent to assume that the transition of sportswear licenses will cause a reduction in base-line licensing royalties in 2007 of $5 million to $6 million.  In addition, the Company may incur incremental advertising and infrastructure costs of $3 million to $4.5 million as a result of the transition.

Mr. Cole continued, “Fortunately, our business in wholesale and retail continues to strengthen and we will take other actions and opportunities to mitigate as much of the potential impact of the sportswear transition as possible.”

The Company announced today that its board of directors had approved its quarterly dividend of $0.18 per share.  The dividend is payable on December 14, 2006 to shareholders of record as of November 22, 2006.

Also today, the Company narrowed the range of its previously issued guidance for 2006, or to EPS in the range of $1.28 to $1.33 on a GAAP basis.  For the fourth quarter, the Company expects net revenues in the range of $128 to $133 million and earnings per share in the range of $0.36 to $0.41.  The Company also noted that this guidance for the fourth quarter includes approximately $0.03 per share of incremental options and restricted stock expense and that the year ago earnings of $0.37 per share included $0.04 per share for a tax benefit relating to the American Jobs Creation Act of 2004.

	Q4 2006 Guidance	Q4 2005 Actual	Full yr. 2006 Guidance	Full yr. 2005 Actual
GAAP EPS	$0.36-$0.41	$0.37	$1.28 to $1.33	$1.65
Tax Benefit	--	($0.04)	--	($0.15)
Options/Stock	$0.03	--	$0.08	--
Non-GAAP EPS*	$0.39 to $0.44	$0.33	$1.36 to $1.41	$1.50

* In addition to providing financial results and guidance in accordance with GAAP, the Company has provided non-GAAP adjusted earnings per share information for its fourth quarter and full year of fiscal 2005, and guidance for the fourth quarter and full year fiscal 2006. This non-GAAP financial information is provided to enhance the user's overall understanding of the Company's current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses/benefits that the Company believes are not indicative of the Company's core operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of this non-GAAP information to the Company's actual and expected results is included in the above table.

About Kenneth Cole Productions, Inc.

Kenneth Cole Productions, Inc. designs, sources, and markets a broad range of footwear, handbags, and accessories under the registered trademarks KENNETH COLE NEW YORK, KENNETH COLE REACTION, UNLISTED and TRIBECA as well as footwear under the proprietary trademark GENTLE SOULS and under the licensed trademark BONGO. The company has also granted a wide variety of third party licenses for the production of men's, women's and children's apparel, as well as fragrances, timepieces, eyewear, housewares, and several other accessory categories. The company's products are distributed through department stores, better specialty stores, and company-owned retail stores as well as direct to consumer catalogs and e-commerce. Further information can be found at http://www.kennethcole.com.

Forward Looking Statement Disclosure

The statements contained in this release, which are not historical facts, may be deemed to constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual future results might differ materially from those projected in such statements due to a number of risks and uncertainties, including but not limited to, demand and competition for the company's products, the ability to enter into new product license agreements or to renew or replace existing product licensee agreements, changes in consumer preferences or fashion trends, delays in anticipated store openings, and changes in the Company's relationships with retailers, licensees, vendors and other resources. The forward looking statements contained herein are also subject to other risks and uncertainties that are described in the Company's reports and registration statements filed with the Securities and Exchange Commission.

Kenneth Cole Productions, Inc.

Unaudited

        Quarter Ended

                      Nine Months Ended

(In thousands, except

per share amounts)

                  9/30/06                   9/30/05

   9/30/06              9/30/05

Net sales	$ 132,839	$ 124,720	$ 369,917	$ 354,293

Licensing and other revenue	10,850	11,059	31,608	30,719

Net revenue	$ 143,689	$ 135,779	$ 401,525	$ 385,012

Gross profit	62,372	60,533	170,405	172,068

Selling, gen’l & administrative	48,750	47,915	144,988	137,058

Operating income	13,622	12,618	25,417	35,010

Interest income	1,130	1,952	3,656	3,304

Income before taxes	14,752	14,570	29,073	38,314

Income tax expense	5,532	3,717	10,302	12,264

Net income	$ 9,220	$ 10,853	$ 18,771	$ 26,050

Net income per share: Basic	$ .46	$ .54	$ .94	$ 1.31

Net income per share: Diluted	$ .45	$ .53	$ .92	$ 1.28

Average shares outstanding: Basic	19,951,000	19,954,000	20,064,000	19,845,000

Average shares outstanding: Diluted	20,460,000	20,406,000	20,431,000	20,303,000

Balance Sheet Data:	9/30/06 12/31/05		9/30/05
Cash & Marketable Securities	$ 89,360	$ 130,147	$ 107,916
Due from Factor/Accounts Receivable	68,058	52,666	59,924
Inventory	54,155	45,465	56,146
Total Assets	351,572	340,671	333,545
Working Capital	164,854	187,106	183,798
Accounts Payable	33,513	31,129	30,104
Long-term Debt	0	0	0
Total Shareholders’ Equity	251,204	244,660	238,990